AMENDMENT NO. 1 TO

DONTECH II PARTNERSHIP AGREEMENT

     This Amendment No. 1 (this “Amendment”) to the DonTech II Partnership Agreement (the “DonTech II Partnership Agreement”) dated as of this 28th day of January, 2000, by and between R.H. Donnelley Inc. (formerly known as The Reuben H. Donnelley Corporation), a Delaware Corporation (“Donnelley”), and Ameritech Publishing of Illinois, Inc., a Delaware Corporation (“API/IL”). Donnelley and API/IL are hereafter sometimes referred to individually as a “Partner” or collectively as “Partners.”

PREAMBLE

     On or about August 19, 1997, the Partners restructured their relationship (the “Restructuring”). In connection therewith they executed, among other documents, the Second Amended and Restated Am-Don Partnership Agreement (the “DonTech I Partnership Agreement”), which governs the DonTech I Partnership (the “DonTech I Partnership”) and the DonTech II Partnership Agreement, which governs the DonTech II Partnership (the “DonTech II Partnership”). In accordance with the financial analyses performed as the basis of the Restructuring, it was determined that API/IL would suffer a short-term cash flow shortfall of $29,898,338.04 due to the Restructuring (the “Shortfall”). Accordingly, the Partners agreed, subject to the terms and conditions set forth herein and in the DonTech I Amendment (as defined below), to amend (i) the DonTech I Partnership Agreement to provide for the payment by the DonTech I Partnership to API/IL as a preferential distribution of an amount equal to the Shortfall (the “DonTech I Amendment”) and (ii) the DonTech II Partnership Agreement to provide for the payment by the DonTech II Partnership to Donnelley of an amount equal to the Shortfall as a preferential distribution upon dissolution of the DonTech II Partnership.

     Subject to the terms and conditions set forth herein and in the DonTech I Amendment (as defined below), the Partners hereby agree as follows:

     1.     Repayment of Shortfall to Partnership. API/IL absolutely and unconditionally agrees that it shall pay to the DonTech II Partnership, without offset, counterclaim or any other deduction whatsoever on account of any claim against the DonTech II Partnership, Donnelley or any other person or entity, an amount equal to the Shortfall within five business days of the occurrence of any event of dissolution under Section 9.2 of the DonTech II Partnership Agreement. Such payment shall be made by wire transfer of immediately available funds.

     2.     Preferential Distribution. In the event of the occurrence of any event of dissolution under Section 9.2 of the DonTech II Partnership Agreement, immediately following payment by API/IL of the Shortfall pursuant to Section 1 of this Amendment, the Partners shall cause the DonTech II Partnership to pay to Donnelley as a preferential distribution an amount equal to the Shortfall after the creditors have been paid in accordance with Section 9.4(b)(i) of the DonTech II Partnership Agreement, but before the balance of the assets of the DonTech II Partnership are distributed in accordance with Section 9.4(b)(ii) of the DonTech II Partnership Agreement. Notwithstanding Section 9.2(c) of the DonTech II Partnership Agreement, in the event that following payment by API/IL of the Shortfall under Section 1 of this Amendment, assets of the DonTech II Partnership are insufficient to fully pay creditors in accordance with Section 9.2(b)(i) of the DonTech II Partnership Agreement, then API/IL shall be required to pay to the DonTech II Partnership the entire amount of any such shortfall.

     3.     Effectiveness of Amendment. This Amendment shall not become effective until such time as the DonTech I Amendment shall have been duly authorized, executed and delivered, which is the date hereof.

     4.     Entire Agreement. Except as amended hereby, the DonTech II Partnership Agreement remains in full force and effect and is hereby ratified and confirmed in all respects.

     5.     Amendments. No amendment to the DonTech II Partnership Agreement, as hereby amended, shall be effective unless done in accordance with Section 13.5 of the DonTech II Partnership Agreement.

     6.     Amendment Not To Be Construed Against Either Party. The Partners acknowledge and agree that each has been represented by legal counsel of its choice throughout the negotiation and drafting of this Amendment, that each has participated in the drafting thereof, and that this Amendment shall not be construed in favor of or against either party solely on the basis of a party’s drafting or participation in the drafting of any portion of this Amendment.

     7.     Applicable Law. This Amendment and the performance of the Partners hereunder shall be interpreted, construed, and enforced in accordance with the laws of the State of Illinois.

     8.     Counterparts. This Amendment may be executed in multiple counterparts. Each such counterpart shall be an original and all together shall constitute but one and the same Amendment.

     9.     Headings. The headings of Sections in the Amendment are for convenience only and are not part of this Amendment.

     IN WITNESS WHEREOF, the Partners have executed this Amendment to the DonTech II Partnership Agreement on the date and year first above written.

R.H. DONNELLEY INC.	AMERITECH PUBLISHING OF ILLINOIS, INC.

By: /s/ Frank R. Noonan Frank R. Noonan Chairman and Chief Executive Officer	By: /s/ Peter J. McDonald Peter J. McDonald President

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